                                                                    Exhibit 21.1
                                                                    ------------


                         Subsidiaries of the Registrant
                         ------------------------------

1) Starfon Telecom Services AG ("Telecom") formerly known as UTG Telecom AG and UTG Telecommunications Holding AG, incorporated under the laws of Switzerland on February 29, 1996 (owned 100% by the Company);

2) UTG Communication Belgium N.V., ("UTG Belgium"), incorporated under the laws of Belgium on June 27, 1996 (owned 100% by Telecom);

3) United Telecom GMBH, ("UTG GMBH") incorporated under the laws of Switzerland on May 28, 1996 (owned 100% by Telecom); and

4) Multicom NV ("Multicom") incorporated under the laws of Belgium (owned 100% by UTG Belgium).